Exhibit 23(d)


November 15, 1996



To Whom It May Concern:

We hereby consent to the use of our fairness opinion letter attached as Appendix C and to the reference to our firm under the heading "Opinion of Midland's Financial Advisor" in the Registration Statement filed by Valley National Bancorp with the Securities and Exchange Commission in connection with the proposed acquisition of Midland Bancorporation, Inc. by Valley National Bancorp.


Very truly yours,



CAPITAL CONSULTANTS OF PRINCETON, INC.